UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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FERRO CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
QUINPARIO PARTNERS LLC
JEFFRY N. QUINN
NADIM Z. QURESHI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Shareholder Committee for the Future of Ferro (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of shareholders (the “Annual Meeting”) of Ferro Corporation (the “Company”).  The Committee has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On May 2, 2013, the Committee issued the following press release.  The open letter to shareholders included in the press release will be mailed to shareholders of the Company.

NEWS RELEASE

THE SHAREHOLDER COMMITTEE FOR THE FUTURE OF FERRO ISSUES OPEN LETTER TO SHAREHOLDERS OF FERRO CORPORATION

Urges Shareholders to Ignore Ferro’s Campaign of Misinformation and Personal Attacks

Reiterates Plan to Maximize Shareholder Value at Ferro

GREENWICH, CT, May 2, 2013 -- The Shareholder Committee for the Future of Ferro, headed by FrontFour Capital Group LLC and Quinpario Partners LLC, today issued an open letter to the shareholders of Ferro Corporation (NYSE: FOE).

The full text of the letter follows.

THE SHAREHOLDER COMMITTEE FOR THE FUTURE OF FERRO

LED BY FRONTFOUR AND QUINPARIO

HAVE A BETTER PLAN TO MAXIMIZE SHAREHOLDER VALUE AT FERRO

DO NOT BE MISLED BY THE INCUMBENT BOARD’S EFFORTS TO DISTRACT SHAREHOLDERS FROM THE SERIOUS ISSUES FACING FERRO

VOTE THE ENCLOSED GREEN PROXY CARD TODAY

May 2, 2013

Dear Ferro Corporation Shareholder:

We thank the Ferro shareholders who have taken the time to speak with us regarding our campaign to elect our highly-qualified director candidates — Jeffry N. Quinn, David A. Lorber and Nadim Z. Qureshi — at the upcoming annual meeting of shareholders.  We are gratified that we are not alone in our desire to seek significant changes at Ferro and our discussions with fellow shareholders have only reaffirmed our belief that the election of our nominees will create the best opportunity to maximize value at Ferro.

●	We urge shareholders not to lose focus on the core issues that are relevant to this election contest and ignore the Ferro Board’s campaign of misinformation and personal attacks.

●	Immediate change at Ferro is required as a result of the Board’s long history of overseeing the destruction of shareholder value at Ferro.

●	We have a detailed plan for Ferro’s future. Our plan targets topline growth, fixing cost structure and making prudent capital allocation decisions to deliver shareholder value.

●
We do not endorse the A. Schulman offer to acquire Ferro for $6.50 per share and do not believe the offer fully values Ferro.   However, the Ferro Board has done a disservice to shareholders by summarily rejecting the offer without appearing to have engaged A. Schulman.

IT IS TIME FOR CHANGE AT FERRO AND CHANGE BEGINS WITH THE BOARD

During the five-year period prior to the nomination of our director nominees on January 24, 2013, investors would have lost approximately (69%) of their investment in Ferro’s stock (on a dividend-reinvested basis).  Each incumbent director must be held accountable for this colossal destruction of shareholder value.

	1-Year	2-Year	3-Year	5-Year
S&P 500 Index	16.01%	17.04%	47.07%	22.24%
Chemical Exchange Index (CEX)	14.67%	20.79%	52.50%	21.36%
Ferro Self-Defined Peer Group1	29.81%	50.62%	95.86%	94.74%
Ferro	(23.31%)	(68.07%)	(38.28%)	(69.50%)

The Ferro Board’s repeated failures in strategy, value creation and execution is also evident in Ferro’s dismal financial and operational performance.

●	Ferro’s gross margins declined from 23.5% in 2003 to 18% in 2008 to 16.8% in 2012.

●	Ferro’s adjusted EPS declined by (89%) from 2008 to 2012.

●	Ferro’s revenue declined by (21%) from 2008 to 2012.

●	Ferro’s SG&A and cost structure relative to profitability is in the bottom decile within its self-defined peer group.

INSTITUTIONAL SHAREHOLDER SERVICES INC. (“ISS”) RECOGNIZES THE SUBSTANTIAL UNDERPERFORMANCE AT FERRO AND SUPPORTS CHANGE TO THE BOARD

ISS, a leading independent proxy voting advisory firm, has recommended that Ferro shareholders vote on the Committee’s GREEN proxy card to elect two of our nominees — Jeffry Quinn and David Lorber.  In reaching its conclusion, ISS performed a detailed analysis of both sides’ positions in the election contest and, in particular, carefully considered Ferro’s subpar returns relative to its self-defined peers, volatile operating performance, poor oversight over costs and serious governance concerns.  Specifically, ISS stated:

“The company’s returns have been subpar over any relevant time period, and when compared to both peers selected by the company and an applicable specialty chemicals index.”

“Given the extent of [Ferro’s] underperformance — and given that the company’s issues extend beyond operating and financial performance and into questions about shareholder alignment within the board room itself — shareholders may well feel that the appropriate response should include not only an injection of significant sector experience — including a healthy sense of accountability for the operating performance and strategy of the business — but also a significant shareholder presence.”

“As the [Committee has] demonstrated a strong case that change at the board level is warranted, shareholder support FOR [the Committee’s] nominees Quinn and Lorber is warranted.”

THE FERRO BOARD HAS RESORTED TO A CAMPAIGN OF MISINFORMATION AND PERSONAL ATTACKS

Our message for change at Ferro originates from the Board’s unflattering track record of destroying shareholder value, as documented in further detail in our prior communications to shareholders and slide presentation, which can be found at: http://www.myproxyonline.com/Ferro.

The Ferro Board’s poor performance speaks for itself, is a matter of record and is difficult to overlook.  Rather than holding themselves accountable for this poor performance, the Ferro Board is attempting to divert your attention away from their five-year history of shareholder value destruction by making false and misleading statements about us and our nominees.  Consider the following statements made by Ferro in its recent letter to shareholders dated April 29, 2013:

Ferro’s False and Misleading Claims	The Facts
Ferro claims that we have “. . . disclosed no specific plan to improve Ferro’s financial and operational performance.”
A detailed plan on how our nominees would address Ferro’s execution, culture and governance issues is contained in our letter to shareholders dated April 18, 2013 and slide presentation dated April 26, 2013.

Ferro claims that our taking credit for the recent sale of the solar pastes and pharmaceuticals business “is disingenuous” as these initiatives were consistent with Ferro’s strategy announced in October 2012.

We continue to believe the recent sale of the solar pastes and pharmaceuticals business was reactive.  Despite the Ferro Board’s assertion, we do not believe nor should shareholders believe that these initiatives would have ever been implemented absent public pressure from significant shareholders.

Ferro claims that while Jeffry Quinn discussed with Ferro its search for a new CEO, “. . . he sought special treatment for himself, attempting to circumvent the thorough and fair process established for vetting CEO candidates.”

Mr. Quinn did not wish to participate in a formal interview process.   Instead, Mr. Quinn presented a compelling business proposition that if he was appointed CEO and permitted to bring in his own team of management professionals, Quinpario would consider making an equity investment in Ferro.  The Board made clear that it did not want a CEO who had a significant ownership stake in Ferro.

FERRO’S OTHER PERSONAL ATTACKS AGAINST JEFFRY QUINN AND HIS TRACK RECORD WITH SOLUTIA INC. HAVE NO MERIT

The Ferro Board has gone to great lengths to attack the personal integrity of Mr. Quinn and his track record for creating shareholder value, especially during his tenure as CEO of Solutia.  Shareholders should not be misled by these false accusations against Mr. Quinn.  Mr. Quinn’s impeccable record of creating shareholder value at Solutia, a company that was hamstrung with issues similar to those that currently plague Ferro, is precisely what makes Mr. Quinn an ideal candidate.

Even ISS has recognized that “Quinn is the most obvious choice — he has the most relevant industry and operating experience: not only did Solutia participate in sectors that overlap with [Ferro], but Quinn also helped lead Solutia out of a very difficult operating period. Quinn stepped in to a complex situation and was able to make key decisions, including selling Solutia’s flailing Nylons business and ultimately selling Solutia itself.”

In May 2004, Mr. Quinn became CEO of Solutia, then a bankrupt chemical company besieged with legacy liabilities, a portfolio of disparate businesses, an unclear strategy and a loss of focus on technology and operational excellence.  Understanding the root causes of these problems, Mr. Quinn worked with his management team to instill a renewed sense of purpose in Solutia employees, never losing sight of his vision of transforming Solutia into a leading, global specialty chemicals company.  Over the next eight years, he architected Solutia’s emergence from bankruptcy, divested multiple non-core businesses and increased Solutia’s EBITDA margins to among the highest in the specialty chemicals industry.  In July 2012, Solutia was acquired by Eastman Chemical for $4.7B, representing a 42% stock price premium.

Between May 4, 2004 and July 2, 2012, the same time period during which Mr. Quinn served as CEO of Solutia, Ferro’s Board oversaw a (78%) decline in Ferro’s share price.  Moreover, between December 15, 2009, when Ferro’s three incumbent director nominees were elected to the Board, and July 2, 2012, when Solutia was acquired by Eastman Chemical, Solutia’s share price increased by 139% while Ferro’s share price suffered a (34%) decline.  Do not allow the Ferro Board to skew the facts surrounding Mr. Quinn’s remarkable turnaround at Solutia.

Notable media and industry groups have applauded Mr. Quinn’s turnaround at Solutia:

“As the Cardinals struggle to bolster their pitching roster, they might consider Jeff Quinn as a reliever.  We don't know if he throws right- or left-handed, but this 49-year-old lawyer turned CEO has pulled off one of the most dramatic saves in St. Louis business history…the story of Solutia, as detailed by Greg Edwards on Page One, isn't a comeback.  It's resuscitation.”

    St. Louis Business Journal editorial, January 2008, “Give Credit Where Credit is Due”

Mr. Quinn’s time is now primarily devoted to running Quinpario and the success of the leading specialty chemical companies of which he serves as a director.  Quinpario, an investment and operating company founded by Mr. Quinn, has enjoyed investment returns of approximately 108% since its inception last year.

THE FERRO BOARD IS ALSO ATTEMPTING TO DEFLECT CRITICISM FOR ITS FAILURE TO ENGAGE A. SCHULMAN ON ITS OFFER TO ACQUIRE FERRO BY MISCHARACTERIZING THE COMMITTEE’S VIEWS ON THE OFFER

The Ferro Board is grossly mischaracterizing our position regarding A. Schulman’s offer to acquire Ferro, stating that “the FrontFour Group continues to push for a sale of your company to A. Schulman, based on A. Schulman’s low-ball $6.50 proposal.”  To set the record straight, we have never endorsed the A. Schulman offer and, in fact, we have repeatedly stated that we do not believe the offer fully values Ferro.   To reiterate, what we and other shareholders have an issue with is the manner in which the Ferro Board summarily rejected the offer without appearing to have engaged A. Schulman and attempting to negotiate a higher price.

ISS concurs with our position with respect to the A. Schulman offer, stating:  “While $6.50 may not be the right price, neither is the first offer the final offer.  More importantly, any takeover offer has potential to maximize value for shareholders, and needs to be considered fully — a stance which has been echoed by shareholders beyond just the dissidents in this proxy contest.”

In addition, we are not “out to sell your company on the cheap,” as the Ferro Board falsely claims.   Given our significant investment in Ferro, representing approximately 4.3% of the outstanding shares, why would we want to sell Ferro on the cheap?  As we have clearly stated in the past, if our nominees are elected, they would recommend the formation of a Strategic Review Committee to explore ALL strategic alternatives, including the A. Schulman offer, that can maximize value for shareholders.

THE FERRO BOARD HAS A HISTORY OF PRESIDING OVER THE DESTRUCTION OF SHAREHOLDER VALUE

The following table illustrates the destruction of shareholder value at Ferro, as measured by total shareholder returns, from the start date of each incumbent director and ending on January 24, 2013, the date we publicly announced the nomination of our director candidates.

Directors 2	Position	Age	Tenure	Start Date	%TSR 3,4
William B. Lawrence	Chairman	68	14	8/99	(75.42%)
Richard J. Hipple	Lead Director	60	7	6/07	(79.04%)
Sandra Austin		65	20	6/94	(65.84%)
Jennie S. Hwang		65	13	1/01	(74.85%)
Ronald P. Vargo		59	4	12/09	(32.92%)
Gregory E. Hyland		62	4	12/09	(32.92%)
Richard C. Brown		53	4	12/09	(32.92%)
Timothy K. Pistell		65	4	9/10	(60.91%)
Peter T. Kong		62	1	4/12	(5.44%)

Shareholders are urged to measure the incumbent directors’ performance based on their full tenure on the Board.

WE HAVE A DETAILED, COMPREHENSIVE PLAN TO MAXIMIZE SHAREHOLDER VALUE, INCLUDING THROUGH OPERATIONAL IMPROVEMENTS AND EXPLORATION OF OTHER STRATEGIC ALTERNATIVES

A detailed plan on how our nominees, if elected, would address Ferro’s execution, culture and governance issues is contained in our letter to shareholders dated April 18, 2013 and slide presentation dated April 26, 2013, which can be found at: http://www.myproxyonline.com/Ferro.  The key points of our plan to maximize shareholder value are as follows:

●	Bring cost structure and profitability in line with peers.

●	Take decisive actions on improving growth, global footprint and overhead cost structure.

●	Re-energize employees and management towards a renewed organizational focus and shareholder value creation.

●	Work with management to set ambitious but realistic targets and hold management accountable to those targets.

●	Work for shareholders to push for state of the art corporate governance practices, including declassifying the Board.

●	Fully explore all strategic alternatives and any and all prospective offers to acquire Ferro, including the A. Schulman offer.

NOW IS THE TIME TO PROTECT YOUR INVESTMENT

Your vote is important, no matter how many shares you own.  We urge you to sign, date, and return the enclosed GREEN proxy card today to vote FOR the election of our nominees.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC, which is assisting us, at their address and toll-free numbers listed below.

Thank you for your support,

The Shareholder Committee for the Future of Ferro

David A. Lorber Managing Member FrontFour Capital Group LLC	Jeffry N. Quinn Chairman and Chief Executive Officer Quinpario Partners LLC

1           The peer group is based on the 2012 peer group that appears in Ferro’s proxy statement for the Annual Meeting and consists of A. Schulman, Inc., Airgas, PolyOne Corp, Albemarle Corp, RPM International, Rockwood Holdings, Cabot Microelectronics Corp, Cytec Industries, Sigma-Aldrich Corp, FMC Corp, H.B. Fuller Company, Georgia Gulf Corp, Hexcel Corp, International Flavors & Fragrances, Solutia, Westlake Chemical Corp and W.R. Grace & Company (but excludes The Lubrizol Corp as it is no longer a standalone public company).
2           Excludes Peter Thomas who was appointed to Board on April 24, 2013.
3           Total Shareholder Return (“TSR”) includes dividends.
4           TSR Data before 2002 is weekly adjusted.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of the Committee’s proxy materials, please contact Okapi Partners at the phone numbers or email listed below.

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Call Toll-Free at: (877) 566-1922
E-mail: info@okapipartners.com